Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson Chairman and CEO	Randall M. Greenwood Senior Vice President, CFO and Treasurer

Phone:	(740) 633-0445 Ext. 6120 ceo@unitedbancorp.com	(740) 633-0445 Ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            11:00 AM            February 13, 2014

Subject:	United Bancorp, Inc. Declares Cash Dividend Payment and Announces Upcoming Management Changes.

MARTINS FERRY, OHIO ¿¿¿ On February 12, 2014 the Board of Directors of United Bancorp, Inc. (UBCP) declared the first quarter dividend payment of $0.08 per share for shareholders of record on March 10, 2014 with a payment date of March 20, 2014. This cash dividend amount of $0.08 per share equals the amount paid last quarter and will result in a projected total per share cash dividend for 2014 of $0.32 compared to $0.29 paid in 2013, an increase of 10.3%. This payment projects a current yield of 3.7% based on the present market price of the stock.

At the conclusion of the upcoming Annual Meeting of United Bancorp, Inc. Shareholders on April 16, 2014, Chairman and Chief Executive Officer James W. Everson will be stepping down from his board positions at United Bancorp, Inc. and The Citizens Savings Bank, pursuant to mandatory board retirement policies. He also will be retiring from his officer positions at both companies ending a fifty-five year banking career that began with The Citizens Savings Bank as a student intern in 1959. At the Company’s Reorganizational Meeting following the Annual Meeting of Shareholders, President Scott A. Everson will be appointed to the position of Chief Executive Officer of United Bancorp, Inc. and Chairman, President and Chief Executive Officer at The Citizens Savings Bank. Director Richard L. Riesbeck will be appointed Chairman of the Board of United Bancorp, Inc. and will continue his role as Lead Outside Director of The Citizens Savings Bank.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $389.0 million and total shareholder’s equity of approximately $38.9 million as of December 31, 2013. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.